Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 Amendment No. 2 (No. 333-168032) and related prospectus of Independent Bank Corporation and to the inclusion of our report dated February 26, 2010, except for Note 1 — Earnings Per Common Share and Reverse Stock Split, as to which the date is September 8, 2010, on the consolidated financial statements of Independent Bank Corporation.
/s/ Crowe Horwath LLP
Grand Rapids, Michigan
September 13, 2010